Exhibit 99.1

DTRT Health Acquisition Corp. Announces Pricing of $200 Million Initial Public Offering

New York, NY, September 1, 2021 (Business Wire) – DTRT Health Acquisition Corp. (the “Company”) today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units will be listed on The NASDAQ Capital Market (“NASDAQ”) and trade under the ticker symbol “DTRTU” beginning September 2, 2021. Each unit consists of one share of Class A common stock of the Company and one-half of one redeemable warrant with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on NASDAQ under the symbols “DTRT” and “DTRTW,” respectively.

DTRT Health Acquisition Corp., led by CEO Mark Heaney, is a special purpose acquisition company formed with the purpose of entering into a business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, it intends to focus its search on home and community based healthcare services, which may include home health, personal and private duty care, home-based therapy, adult day care, medical transportation, pediatric health, facility based community services, healthcare information technology and software services, care management, behavioral health, staffing, medical devices, and health and wellness programs, among others.

Cantor Fitzgerald & Co. (“Cantor”) is acting as the sole bookrunner, and Odeon Capital Group, LLC is acting as the lead manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on September 7, 2021, subject to customary closing conditions.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained by contacting Cantor, Attention: Capital Markets , c/o Cantor Fitzgerald & Co., 499 Park Avenue, 5th Floor, New York, New York 10022, or by email at prospectus@cantor.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 1, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

DTRT Health Acquisition Corp. Contact:

Arion Robbins

arobbins@dtrthealth.com

www.dtrthealth.com